UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

RIVIERA HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-21430	88-0296885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Las Vegas Boulevard Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 794-9237

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2010, the Board of Directors (the “Board”) of Riviera Holdings Corporation (the “Registrant”), approved award ranges for fiscal 2010 under the Company’s Incentive Compensation Plan (the “Plan”) and established 2010 EBITDA threshold targets for the Registrant’s wholly owned subsidiaries, Riviera Black Hawk, Inc. (“RBH”) and Riviera Operating Corporation (“ROC”), and a consolidated EBITDA threshold target (“Consolidated”), which is comprised of the RBH and ROC EBITDA thresholds targets less certain corporate expenses.

For purposes of 2010 incentive compensation, property level EBITDA and Consolidated EBITDA performance threshold targets are (i) $4.7 million for Riviera Las Vegas under ROC, (ii) $9.6 million for Riviera Black Hawk under RBH, and (iii) $11.0 million for Consolidated.  The awards under the Plan are earned only if the applicable EBITDA threshold targets are exceeded.  If property level and Consolidated EBITDA performance threshold targets are exceeded, a percentage (described below) of the excess EBITDA (the “Excess EBITDA”) will be set aside in a bonus pool payable to eligible participants.  Under the Board approved formula for fiscal 2010: (i) Robert A. Vannucci, the President and Chief Operating Officer of ROC, and other key property level managers, are eligible to share in a bonus pool equal to 25% of Excess EBITDA for either of ROC or RBH, as applicable (Mr. Vannucci participates in the bonus pool for ROC), and (ii) Messrs. Westerman, Marchionne and Simons are eligible to share in a bonus pool equal to 7.5% of Excess EBITDA for each of ROC, RBH and Consolidated.  Mr. Westerman is the Registrant’s Chief Executive Officer, President and Chairman of the Board; Mr. Marchionne is the Registrant’s Secretary and General Counsel and ROC’s Secretary and Executive Vice President and; Mr. Simons is the Registrant’s Treasurer and Chief Financial Officer (“CFO”) and ROC’s Treasurer, CFO and Vice President of Finance.

Depending on the size of the aforementioned Excess EBITDA bonus pools, the possible award ranges under the Plan for fiscal 2010 are (a) zero to $250,000 for Messrs Westerman and Vannucci, and (b) zero to $125,000 for Messrs. Marchionne and Simons.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2010	RIVIERA HOLDINGS CORPORATION

	By:	/s/ Phillip B. Simons
Phillip B. Simons
Treasurer and Chief Financial Officer